Careview Communications, Inc. 8-K
EXHIBIT 99.1

FOR IMMEDIATE RELEASE	SYMBOL: CRVW
March 27, 2013	TRADED: OTCQB

CAREVIEW COMMUNICATIONS, INC.
ANNOUNCES $3.1 MILLION PRIVATE PLACEMENT

FOR IMMEDIATE RELEASE – March 27, 2013 -- Lewisville, TX -- CareView Communications, Inc. ("CareView" or the "Company") (OTCQB: CRVW), an information technology provider to the healthcare industry, announced today that it entered into definitive Securities Purchase Agreements with accredited investors to sell 6,220,000 shares of the Company's common stock in a private placement for aggregate gross proceeds to the Company of approximately $3.1 million.  In conjunction with the sale of shares, the Company will issue warrants to purchase an additional 2,500,000 shares of the Company's common stock at an exercise price of $0.60 per share.  In support of the financing, all eligible members of the Company’s Board of Directors participated in the purchase of shares under the private placement; however, they declined to receive the accompanying warrants in an effort to minimize dilution to existing shareholders.  Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT:LTS), served as the Company's exclusive placement agent.  The net proceeds from the private placement will be used for ongoing operations.

Upon the closing of this private placement, the Company will have approximately $8 million in cash and $19.5 million available through a revolving line of credit. These funds  will enable the Company to more quickly advance the anticipated rapid expansion of hospital deployments in the near future.

The private placement, which is expected to close on or about April 1, 2013, is subject to the satisfaction of certain customary closing conditions contained in the securities purchase agreements.  The securities to be issued in this private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from registration requirements of the Securities Act and such applicable state and securities laws.  The Company has agreed to file a registration statement with the Securities and Exchange Commission within 30 days of closing to register for resale the shares of common stock to be issued in the private placement.

About CareView Communications, Inc.
CareView's mission is to be the leading provider of products and on-demand application services for the healthcare industry by specializing in bedside video monitoring, archiving and patient care documentation systems and patient entertainment services. Through the use of telecommunications technology and the Internet, our products and on-demand services will greatly increase the access to quality medical care and education for both consumers and healthcare professionals. We offer the next generation of patient care through our unique data and patient monitoring system that connects patients, families and healthcare professionals (the "CareView System®"). Our proprietary, high-speed data network system may be deployed throughout a healthcare facility to provide the facility with recurring revenue and infrastructure for future applications. Real-time bedside and point-of-care video monitoring and recording improve efficiency while limiting liability, and entertainment packages and patient education enhance the patient's quality of stay.  Through continued investment in patient care technology, we are helping hospitals and assisted living facilities build a safe, high quality healthcare delivery system that best serves the patient, while striving for the highest level of patient satisfaction and comfort.  CareView is dedicated to working with all types of hospitals, nursing homes, adult living centers and selected outpatient care facilities domestically and internationally.  Corporate offices are located at 405 State Highway 121 Bypass, Suite B-240, Lewisville, TX 75067. More information about the Company is available on the Company’s website at www.care-view.com.

CareView Communications Inc. 405 State Highway 121 Bypass, Suite B-240, Lewisville, TX 75067    Phone: (972)943-6050    Fax: (972)403-7659
www.care-view.com

Questions about this release may be directed to Steven Johnson, President and Chief Operating Officer at (972) 943-6050.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of CareView Communications, Inc. Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws.  The forward-looking statements are subject to a number of risks and uncertainties including risks relating to CareView’s inability, or the inability of the investors in the private placement, to satisfy the conditions to closing for the private placement, market acceptance of the Company’s services and projects and other challenges to growth, the Company’s continued access to capital, and other factors discussed in the “Risk Factors” section of CareView’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and in other filings that CareView periodically makes with the SECand other risks and uncertainties. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties.  These statements are based on our current expectations and speak only as of the date of such statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

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